Exhibit 10.12

SERVICES AND SECONDMENT AGREEMENT

among

PENNTEX MIDSTREAM PARTNERS, LLC,

PENNTEX MIDSTREAM MANAGEMENT COMPANY, LLC,

PENNTEX MIDSTREAM GP, LLC

and

PENNTEX MIDSTREAM PARTNERS, LP

Dated as of [—], 2015

8.6	Relationship of the Parties	11
8.7	Assignment	11
8.8	Binding Effect	11
8.9	Counterparts	11
8.10	Time of the Essence	11
8.11	Governing Law	11
8.12	Delay or Partial Exercise Not Waiver	11
8.13	Entire Agreement	11
8.14	Waiver	12
8.15	Signatories Duly Authorized	12
8.16	Incorporation of Exhibits and Schedules by References	12
8.17	Arbitration	12

SCHEDULES AND EXHIBITS

Schedule 5.1(a)	General and Administrative Services Provided by Development
Exhibit A	Definitions
Exhibit B	Provided Personnel
Exhibit C	Addition/Removal/Change of Responsibility of Provided Personnel Form

ii

SERVICES AND SECONDMENT AGREEMENT

This Services and Secondment Agreement (“Agreement”), dated as of [•], 2015 (the “Effective Date”), is entered into among PennTex Midstream Partners, LLC, a Delaware limited liability company (“Development”), PennTex Midstream Management Company, LLC, a Delaware limited liability company (“Admin”), PennTex Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), and PennTex Midstream Partners, LP, a Delaware limited partnership (the “Partnership”). Each of Development, Admin, the General Partner and the Partnership is sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the General Partner is the sole general partner of the Partnership;

WHEREAS, the Partnership owns 100% of the limited liability company interests in PennTex Midstream Operating, LLC, a Delaware limited liability company (“Midstream Operating”);

WHEREAS, PennTex North Louisiana, LLC, a Delaware limited liability company (“PennTex Operating”), owns and will operate certain midstream natural gas and natural gas liquids gathering, processing and transportation assets, including natural gas processing plants located in Lincoln Parish, Louisiana and certain related pipelines (collectively, the “Assets”);

WHEREAS, pursuant to that certain Contribution, Conveyance and Assumption Agreement, dated as of [•], 2015, (i) PennTex NLA Holdings, LLC, a Delaware limited liability company, and MRD WHR LA Midstream LLC, a Delaware limited liability company, have contributed their respective limited liability company interests in PennTex Operating to the Partnership and (ii) the Partnership has contributed all of such limited liability company interests in PennTex Operating to Midstream Operating;

WHEREAS, Admin desires to second to the General Partner certain personnel who will be responsible for managing and operating the Assets; and

WHEREAS, Development will provide the General Partner, on behalf of the Partnership Group, certain centralized partnership and administrative services.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

1.1 Definitions. As used in this Agreement, (a) the terms defined in this Agreement will have the meanings so specified, and (b) capitalized terms not defined in this Agreement will have the meanings ascribed to those terms on Exhibit A to this Agreement.

1.2 Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (e) reference to any Section means such Section of this Agreement, and references in any

Section or definition to any clause means such clause of such Section or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof; (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and (h) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.”

1.3 Legal Representation of Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation requiring this Agreement to be construed or interpreted against any Party merely because such Party drafted all or a part of such Agreement will not apply to any construction or interpretation hereof or thereof.

1.4 Titles and Headings. Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

ARTICLE 2

SECONDMENT

2.1 Provided Personnel. Subject to the terms of this Agreement, Admin agrees to second, or cause its Affiliates to second, to the General Partner, and the General Partner agrees to accept the Secondment of, those certain specifically identified individuals (the “Provided Personnel”) listed in Exhibit B (the “Provided Personnel Schedule”) for the purpose of performing job functions related to the Assets (the “Personnel Services”). The Provided Personnel will remain employees of Admin during the Period of Secondment; however, at all times during the Period of Secondment (and with respect to Shared Provided Personnel, during those times that the Shared Provided Personnel are performing services for the General Partner hereunder), the Provided Personnel shall work solely under the direction, supervision and control of the General Partner. No Provided Personnel shall have authority or apparent authority to act on behalf of Admin during any period such individual is under the direction, supervision or control of the General Partner. Individuals may be added or removed from the Provided Personnel Schedule from time to time by the execution by Admin and the General Partner of a completed “Addition/Removal/Change of Responsibility of Provided Personnel” form, the form of which is attached to this Agreement as Exhibit C, which will be fully binding on Admin and the General Partner for all purposes under this Agreement. Those rights and obligations of Admin and the General Partner under this Agreement that relate to individuals that were on the Provided Personnel Schedule but then later removed from the Provided Personnel Schedule, which rights and obligations accrued before the removal of such individual, will survive the removal of such individual from the Provided Personnel Schedule to the extent necessary to enforce such rights and obligations.

2.2 Period of Secondment. Admin will second, or cause its applicable Affiliate (such affiliate, a “Seconding Affiliate”) to second, to the General Partner the Provided Personnel on the Effective Date and continuing, during the period (and only during the period) that the Provided Personnel are performing services for the General Partner, until the earlier of:

(a) the end of the term of this Agreement;

(b) such end date as is mutually agreed in writing by Admin and the General Partner;

(c) a withdrawal, departure, resignation or termination of such Provided Personnel under Section 2.3; or

(d) a termination of Secondment of such Provided Personnel under Section 2.4.

The period of time that any Provided Personnel is provided by Admin to the General Partner is referred to in this Agreement as the “Period of Secondment.” At the end of the Period of Secondment for any Provided Personnel, such Provided Personnel will no longer be subject to the supervision, control or direction of the General Partner. Admin and the General Partner acknowledge that certain of the Provided Personnel may also provide services to Admin and its Affiliates in connection with their respective operations unrelated to the General Partner (“Shared Provided Personnel”), and Admin and the General Partner intend that such Shared Provided Personnel shall only be seconded to the General Partner during those times that the Shared Provided Personnel are performing services for the General Partner hereunder.

2.3 Withdrawal, Departure or Resignation. If any Provided Personnel tenders his resignation to Admin as an employee of Admin, Admin will promptly notify the General Partner. During the Period of Secondment of any Provided Personnel, Admin will not voluntarily withdraw or terminate any Provided Personnel except for terminations for cause (as reasonably determined by Admin) or with the written consent of the General Partner (which may be through the execution of a completed “Addition/Removal/Change of Responsibility of Provided Personnel” form as set forth on Exhibit C), such consent not to be unreasonably withheld, conditioned or delayed. Upon the termination of employment, the Provided Personnel will cease performing services for the General Partner.

2.4 Termination of Secondment. The General Partner will have the right to terminate the Secondment to the General Partner of any Provided Personnel for any reason at any time in accordance with the policies and procedures of Admin. Upon the termination of the Period of Secondment for any Provided Personnel other than the Shared Provided Personnel, the General Partner shall be responsible for reimbursing Admin for any and all severance costs or other expenses (which, for the avoidance of doubt, shall constitute Provided Personnel Expenses hereunder) associated with the termination of such Provided Personnel’s employment by Admin, provided that such termination of employment occurs within thirty (30) calendar days following the termination of the applicable Period of Secondment. Upon the termination of a Secondment, the Provided Personnel will cease performing services for the General Partner.

2.5 Supervision. During the Period of Secondment, the General Partner shall:

(a) be ultimately and fully responsible for the daily work assignments of the Provided Personnel (and with respect to Shared Provided Personnel, during those times that the Shared Provided Personnel are performing services for the General Partner hereunder), including supervision of their the day-to-day work activities and performance consistent with the purposes stated in Section 2.1 and the job functions set forth in the Provided Personnel Schedule;

(b) subject to Admin’s policies and procedures, set the hours of work and the holidays and vacation schedules for Provided Personnel (other than with respect to Shared Provided Personnel, as to which the General Partner and Admin shall jointly determine); and

(c) have the right to determine training which will be received by the Provided Personnel.

In the course and scope of performing any Provided Personnel job functions, the Provided Personnel will be integrated into the organization of the General Partner, will report into the General Partner’s management structure and will be under the direct management and supervision of the General Partner.

2.6 Provided Personnel Qualifications; Approval. Admin will provide such suitably qualified and experienced Provided Personnel as Admin is able to make available to the General Partner, and the General Partner will have the right to approve such Provided Personnel.

2.7 Workers Compensation. At all times, Admin will maintain workers’ compensation or similar insurance (either through an insurance company or self-insured arrangement) applicable to the Provided Personnel, as required by applicable state and federal workers’ compensation and similar laws, and will name the General Partner as an additional named insured under each such insurance policy.

2.8 Benefit Plans. Neither the General Partner nor any Partnership Group Member shall be deemed to be a participating employer in any Benefit Plan during the Period of Secondment. Subject to the General Partner’s reimbursement obligations hereunder, Admin (or its ERISA Affiliate) shall remain solely responsible for all obligations and liabilities arising under the express terms of the Benefit Plans, and the Provided Personnel will be covered under the Benefit Plans subject to and in accordance with their respective terms and conditions, as they may be amended from time to time. Admin and its ERISA Affiliates may amend or terminate any Benefit Plan in whole or in part at any time. During the Period of Secondment, neither the General Partner nor any Partnership Group Member shall assume any Benefit Plan or have any obligations, liabilities or rights arising under the Benefit Plans, in each case except for cost reimbursement pursuant to this Agreement.

ARTICLE 3

REIMBURSEMENT FOR PROVIDED PERSONNEL

3.1 Reimbursement for Provided Personnel. On or before the fifteenth (15th) business day after the end of each month during the Period of Secondment, Admin shall send an itemized invoice (in a form mutually agreed upon by the General Partner and Admin) to the General Partner detailing all reimbursable expenses under Section 3.2, as incurred by Admin with respect to the Provided Personnel in connection with the performance of the Personnel Services during the preceding month (the “Services Reimbursement”). The General Partner shall, within fifteen (15) business days of receipt, pay such invoice, except for any amounts therein being disputed in good faith by the General Partner. Any amounts that the General Partner has disputed in good faith and that are later determined by any arbitrator, court or other competent authority having jurisdiction, or by agreement of Admin and the General Partner, to be owing from the General Partner to Admin shall be paid in full within fifteen (15) business days of such determination, together with interest thereon at the Interest Rate from the date due under the original invoice until the date of payment.

3.2 Provided Personnel Expenses. Subject to Section 3.3 and Section 3.4, the Services Reimbursement for each month during the Period of Secondment shall include all reasonable costs and expenses incurred for such month by Admin for the Provided Personnel (collectively, the “Provided Personnel Expenses”), including, but not limited to, the following:

(a) salaries, wages, bonuses or commissions (including payroll and withholding taxes associated therewith) of Provided Personnel;

(b) the cost of providing the Benefit Plans to Provided Personnel;

(c) the cost of providing workers’ compensation coverage and/or benefits to Provided Personnel; and

(d) reimbursable business expenses of Provided Personnel.

Where it is not reasonably practicable to determine the amount of any Provided Personnel Expenses, Admin and the General Partner shall mutually agree on the method of determining or estimating such amount, which may include the application of an agreed percentage benefit load to a Provided Personnel’s salary and wages in order to value certain of the benefits listed above. If the actual amount of any cost or expense, once known, varies from the estimate used for billing purposes hereunder, the difference, once determined, shall be reflected as either a credit or additional charge in the next monthly invoice issued by Admin, or in such manner as may otherwise be agreed between Admin and the General Partner.

3.3 Adjustments for Period of Secondment. It is understood and agreed that the General Partner shall be liable for Provided Personnel Expenses to the extent, and only to the extent, they are attributable to the Period of Secondment. As such, if the Period of Secondment begins on other than the first day of a month or ends on other than the last day of a month, the Provided Personnel Expenses for such month shall be prorated based on the number of days during such month that the Period of Secondment was in effect.

3.4 Adjustments for Shared Services. With respect to each Provided Personnel who is a Shared Provided Personnel, Admin (or its applicable Seconding Affiliate) will determine in good faith the percentage of such Shared Provided Personnel’s time spent providing services to the General Partner (the “Allocation Percentage”). For each month during the Period of Secondment, the amount of the Services Reimbursement payable by the General Partner with respect to each Shared Provided Personnel shall be calculated by multiplying the Provided Personnel Expenses for such Shared Provided Personnel by the Allocation Percentage for such Shared Provided Personnel.

ARTICLE 4

ALLOCATION; RECORDS

4.1 Allocation; Records. Admin will use commercially reasonable efforts to maintain an allocation schedule reflecting the direct and indirect costs of the Provided Personnel Expenses based on the services that the Provided Personnel have provided to the General Partner in relation to the Assets. The General Partner will use commercially reasonable efforts to keep and maintain books/records reflecting hours worked and costs and expenses incurred in connection with each of the Provided Personnel. The General Partner and its representatives will have the right to audit such records and such other records as the General Partner may reasonably require in connection with its verification of the Provided Personnel Expenses during regular business hours and on reasonable prior notice.

ARTICLE 5

GENERAL AND ADMINISTRATIVE SERVICES

5.1 General and Administrative Services Provided by Development.

(a) Development agrees to provide, and agrees to cause its Affiliates to provide, to the General Partner, for the Partnership Group’s benefit, certain centralized partnership and administrative services related to the Partnership’s ownership and operation of the Assets, including, without limitation, the general and administrative services listed on Schedule 5.1(a) to this Agreement (collectively, the “G&A Services”). At the General Partner’s request from time to time, Development shall consult with the General Partner and provide such information as may be reasonably requested by the General Partner with respect to the performance of the G&A Services. The Partnership shall have the right to terminate any or all of the G&A Services, without penalty, upon thirty (30) days’ prior written notice to Development.

(b) As consideration for the provision of G&A Services, the Partnership will pay Development an administrative fee (the “Administrative Fee”). For the period from the Effective Date through the end of the 2016 fiscal year, the Administrative Fee shall be payable on or before the fifteenth (15th) business day of each month and be calculated as follows:

(i) for the period from and including the Effective Date to and including [•], 2015 the Administrative Fee shall be $[•] per day;

(ii) for each calendar month after [•], 2015 to and including the Mt. Olive Commencement Month, the Administrative Fee shall be $[333,333] per month;

(iii) for each calendar month after the Mt. Olive Commencement Month to and including the month of December 2015, the Administrative Fee shall be $[583,333] per month; and

(iv) for each calendar month during the 2016 fiscal year, the Administrative Fee shall be $[667,000].

        (c) With respect to the 2017 fiscal year and each subsequent year through the end of the term of this Agreement, Development and the General Partner shall negotiate in good faith and mutually agree on an annual Administrative Fee for the upcoming year, which shall be payable in equal monthly installments on or before the fifteenth (15th) business day of each month. If Development and the General Partner are unable to agree on the amount of the Administrative Fee for an upcoming year on or prior to December 1 of the preceding year, then the Administrative Fee for such upcoming year shall equal the Administrative Fee for the preceding year (or, with respect to the 2017 fiscal year, $8.0 million) as increased by a percentage equal to the change in the Producer Price Index over the previous 12 calendar months; provided, however, that if Development and the General Partner are unable to agree on the amount of the Administrative Fee on or prior to March 31, then Development shall have the right to terminate the G&A Services, without penalty. If the Agreement is not terminated and Development and the General Partner agree on the amount of the Administrative Fee, then Development shall thereafter charge such agreed-upon Administrative Fee for the remainder of the year.

(d) The Partnership shall reimburse Development for all other direct or allocated costs and expenses incurred by Development on behalf of the Partnership Group including, but not limited to:

(i) salaries, wages, bonuses or commissions (including payroll and withholding taxes associated therewith) of employees of Development and its Affiliates (other than the Provided Personnel) who devote more than 50% of their business time to the business and affairs of the Partnership Group, to the extent, but only to the extent, such employees perform services for the Partnership Group as determined in good faith by Development based on Development’s reasonable allocation methodologies as in effect from time to time;

(ii) the cost of employee benefits relating to employees of Development and its Affiliates (other than the Provided Personnel) who devote more than 50% of their business time to the business and affairs of the Partnership Group, including 401(k), pension, bonuses and health insurance benefits, to the extent, but only to the extent, such employees perform services for the Partnership Group as determined in good faith by Development based on Development’s reasonable allocation methodologies as in effect from time to time;

(iii) any expenses incurred or payments made by Development for insurance coverage with respect to the Assets or the business of the Partnership Group;

(iv) all expenses and expenditures incurred by Development as a result of the Partnership becoming and continuing as a publicly traded entity, including, but not limited to, costs associated with annual and quarterly reports, independent auditor fees, partnership governance and compliance, registrar and transfer agent fees, tax return and Schedule K-1 preparation and distribution, legal fees and independent director compensation;

(v) all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time with respect to the G&A Services provided by Development to the Partnership Group pursuant to Section 5.1(a); and

(vi) all costs for outside services, including any third-party legal, consulting, tax and accounting services not included in clause (iv) above, that are incurred for the Partnership Group’s benefit.

On or before the fifteenth (15th) business day after the end of each month during the term of this Agreement, Development shall send an itemized invoice (in a form mutually agreed upon by Development and the Partnership) to the Partnership detailing all reimbursable expenses under this Section 5.1(d) incurred by Development during the preceding month. The Partnership shall, within fifteen (15) business days of receipt, pay such invoice, except for any amounts therein being disputed in good faith by the Partnership. Any amounts that the Partnership has disputed in good faith and that are later determined by any court or other competent authority having jurisdiction, or by agreement of Development and the Partnership, to be owing from the Partnership to Development shall be paid in full within fifteen (15) business days of such determination, together with interest thereon at the Interest Rate from the date due under the original invoice until the date of payment. For the avoidance of doubt, the costs and expenses set forth in this Section 5.1(d) shall be paid by the Partnership in addition to, and not as a part of or included in, the Administrative Fee.

Development does not make any representations or warranties of any kind, express or implied, with respect to the services (including the G&A Services) to be provided under this Article 5, except that the services shall be provided in a reasonably timely manner by personnel that Development deems to be competent and qualified to perform such services.

ARTICLE 6

TERM; DEFAULT AND TERMINATION

6.1 Term. The term of this Agreement will commence on the Effective Date and will continue for an initial period of ten (10) years. Upon the expiration of the initial ten-year period, the term of this Agreement shall automatically extend for an additional five-year period, unless either Party provides at least 30 days’ prior written notice to the other Party prior to the expiration of such initial period that the Party wishes for this Agreement to expire at the end of the initial ten-year period. After the initial five-year renewal period, the term of this Agreement shall automatically extend for additional five-year periods, unless either Party provides prior written notice at least 30 days prior to the expiration of the applicable five-year period, that the Party wishes for this Agreement to expire at the end of such five-year period. Upon proper notice by a Party to the other Party, in accordance with this Article 6, that the Party wishes for this Agreement to expire on the expiration of the applicable five- or ten-year period, this Agreement shall not automatically extend, but shall instead expire upon the expiration of the five- or ten-year period and only those provisions that, by their terms, expressly survive this Agreement shall so survive.

6.2 Default. A Party shall be in default under this Agreement if: (a) it fails to perform a material obligation and (b) such failure continues for a period of thirty (30) days after notice thereof or, if such failure cannot reasonably be cured within such thirty (30) day period, such longer period (not to exceed sixty (60) days) so long as such Party is diligently and continuously engaged in curing such failure. In the event a Party is in default of this Agreement, the non-defaulting Party may terminate this Agreement upon notice to the defaulting Party or submit any claims regarding the defaulting Party’s non-performance to arbitration in accordance with Section 8.17, which, for the avoidance of doubt, permits the non-defaulting Party to seek interim relief and specific performance in connection with such arbitration proceedings.

6.3 Termination. This Agreement may be terminated as follows, and only those provisions that, by their terms, expressly survive this Agreement shall so survive:

(a) by the Partnership Group at any time upon thirty (30) days’ prior written notice to Admin or Development;

(b) by any Party upon a default of this Agreement by any other Party that has an obligation to such Party; or

(c) by any Party at any time upon a Partnership Change of Control.

Any termination pursuant to this Section 6.3 shall be evidenced by a notice given by the Party effectuating such termination.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification by Development and Subsidiaries. Development and its Subsidiaries shall indemnify, protect and defend the Partnership Group and all of the officers, directors, employees and agents of any Partnership Group Member (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against, and hold the Indemnified Parties harmless from, any and against all losses (including lost profits), costs, damages, injuries, taxes, penalties, interests, expenses, obligations, claims and liabilities (joint or severable) of any kind or nature whatsoever (collectively, the “Claims”) that are incurred by such Indemnified Parties in connection with, relating to or arising out of (a) the breach by Development or any of its Subsidiaries, or their respective directors, officers, employees, agents, contractors, subcontractors or consultants of any term or condition of this Agreement, or (b) the performance of any services under this Agreement; provided, however, that Development and its Subsidiaries shall not be obligated to indemnify, reimburse, defend or hold harmless any Indemnified Party for any Claims incurred by such Indemnified Party in connection with, relating to or arising out of (i) a breach by such Indemnified Party of this Agreement, (ii) the gross negligence, willful misconduct, bad faith or reckless disregard of such Indemnified Party with respect to any services provided under this Agreement or (iii) the fraudulent or dishonest acts of such Indemnified Party.

7.2 Indemnification Procedures.

(a) An Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a Claim under this Article 7, it will provide notice thereof to Admin or Development, as applicable, pursuant to Section 7.1 (the “Indemnifying Party”), specifying the nature of and specific basis for such claim, copies of all correspondence with third parties, Governmental Authorities or other individuals relating to the claim, and other relevant information reasonably requested by the Indemnifying Party.

(b) The Indemnifying Party shall have the right to control all aspects of the response to and/or defense of (and any counterclaims with respect to) any Claims brought against the Indemnified Party that are covered by the indemnification under this Article 7, including correspondence and negotiation with Governmental Authorities, the selection of counsel and engineering and other consultants, determination of the scope of and approach to any investigation or remediation, determination of whether to appeal any decision of any court, determination of whether to enter into any voluntary agreement with any Governmental Authority, and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.

(c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party, with respect to all aspects of the defense of any Claims covered by the indemnification under this Article 7, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 7.2. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any Claims covered by the indemnification set forth in this Article 7; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premiums that become due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

ARTICLE 8

GENERAL PROVISIONS

8.1 Accuracy of Recitals. The paragraphs contained in the recitals to this Agreement are incorporated in this Agreement by this reference, and the Parties to this Agreement acknowledge the accuracy thereof.

8.2 Notices. Any notice, demand, or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable courier, or by facsimile, and shall be deemed to have been duly given as of the date and time reflected on the delivery receipt if delivered personally or sent by reputable courier service, or on the automatic telecopier receipt if sent by telecopier, addressed as follows:

Development:

PennTex Midstream Partners, LLC

11931 Wickchester Ln., Suite 300

Houston, TX 77043

Attn: Stephen M. Moore

Facsimile: (832) 456-4050

Admin:

PennTex Midstream Management Company, LLC

11931 Wickchester Ln., Suite 300

Houston, TX 77043

Attn: Stephen M. Moore

Facsimile: (832) 456-4050

General Partner:

PennTex Midstream GP, LLC

11931 Wickchester Ln., Suite 300

Houston, TX 77043

Attn: Stephen M. Moore

Facsimile: (832) 456-4050

Partnership:

PennTex Midstream Partners, LP

11931 Wickchester Ln., Suite 300

Houston, TX 77043

Attn: Stephen M. Moore

Facsimile: (832) 456-4050

A Party may change its address for the purposes of notices hereunder by giving notice to the other Parties specifying such changed address in the manner specified in this Section 8.2.

8.3 Further Assurances. The Parties agree to execute such additional instruments, agreements and documents, and to take such other actions, as may be necessary to effect the purposes of this Agreement.

8.4 Modifications. Any actions or agreement by the Parties to modify this Agreement, in whole or in part, shall be binding upon the Parties, so long as such modification shall be in writing and shall be executed by all Parties with the same formality with which this Agreement was executed.

8.5 No Third Party Beneficiaries. No Person not a Party to this Agreement will have any rights under this Agreement as a third party beneficiary or otherwise, including, without limitation, Provided Personnel.

8.6 Relationship of the Parties. Nothing in this Agreement will constitute any Partnership Group Member, Development, Admin or their respective Affiliates as members of any partnership, joint venture, association, syndicate or other entity.

8.7 Assignment. No Party will, without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, assign, mortgage, pledge or otherwise convey this Agreement or any of its rights or duties hereunder; provided, however, that (a) a Party may assign or convey this Agreement without the prior written consent of the other Parties to an Affiliate and (b) the Partnership may make a collateral assignment of this Agreement to secure financing for the Partnership Group without the prior written consent of the other Parties. Unless written consent is not required under this Section 8.7, any attempted or purported assignment, mortgage, pledge or conveyance by a Party without the written consent of the other Parties shall be void and of no force and effect. No assignment, mortgage, pledge or other conveyance by a Party shall relieve the Party of any liabilities or obligations under this Agreement.

8.8 Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, the Parties and their respective successors, permitted assigns and legal representatives.

8.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together shall constitute one and the same Agreement. Each Party may execute this Agreement by signing any such counterpart.

8.10 Time of the Essence. Time is of the essence in the performance of this Agreement.

8.11 Governing Law. This Agreement shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with and governed by, the laws of the State of Delaware excluding its conflicts of laws principles that would apply the laws of another jurisdiction, except that the arbitration agreement in Section 8.17 and any arbitration shall be governed by the Federal Arbitration Act, Chapters 1 and 2, to the exclusion of state law inconsistent therewith.

8.12 Delay or Partial Exercise Not Waiver. No failure or delay on the part of any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or any related document. The waiver by a Party of a breach of any provisions of this Agreement will not constitute a waiver of a similar breach in the future or of any other breach or nullify the effectiveness of such provision.

8.13 Entire Agreement. This Agreement constitutes and expresses the entire agreement between the Parties with respect to the subject matter hereof. All previous discussions, promises, representations and understandings relative thereto are hereby merged in and superseded by this Agreement.

8.14 Waiver. To be effective, any waiver or any right under this Agreement will be in writing and signed by a duly authorized officer or representative of the Party bound thereby.

8.15 Signatories Duly Authorized. Each of the signatories to this Agreement represents that he is duly authorized to execute this Agreement on behalf of the Party for which he is signing, and that such signature is sufficient to bind the Party purportedly represented.

8.16 Incorporation of Exhibits and Schedules by References. Any reference herein to any exhibit or schedule to this Agreement will incorporate it herein, as if it were set out in full in the text of this Agreement.

8.17 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The place of arbitration shall be Houston, Texas, and the hearings shall be conducted in Houston, Texas. If the claim in the demand for arbitration is less than $1 million, there shall be one (1) arbitrator; otherwise, there shall be three (3) arbitrators. In the case of one (1) arbitrator, the arbitrator shall be jointly appointed by the Parties within thirty (30) days of the filing of the demand for arbitration. In the case of three (3) arbitrators, one shall be appointed by the claimant(s) in the demand for arbitration, the second appointed by the respondent(s) within thirty (30) days of receipt of the demand for arbitration, and the third, who shall act as chairman of the arbitral tribunal, appointed by the Parties within thirty (30) days of the appointment of the second arbitrator. If any arbitrators are not appointed within these time periods, the American Arbitration Association shall make the appointment(s). All arbitrators must (a) be neutral parties who have never been officers, directors or employees of any Partnership Group Member, Development, Admin or their respective Affiliates and (b) have not less than seven years’ experience in the energy industry. An arbitral tribunal constituted under this agreement may, unless consolidation would prejudice the rights of any Party, consolidate an arbitration hereunder with arbitration under the Omnibus Agreement if the arbitration proceedings raise common questions of law or fact. If two or more arbitral tribunals under these agreements issue consolidation orders, the order issued first shall prevail. The award shall be made within twelve months of the filing of the notice of intention to arbitrate (demand), and the arbitrators shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by the arbitrators for good cause shown, or by mutual agreement of the Parties. The arbitrators shall have no right to grant or award indirect, consequential, punitive or exemplary damages of any kind. The award of the arbitrators shall be accompanied by a reasoned opinion. Except as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of the other Parties.

[Signature page follows]

AS WITNESS HEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the date herein above mentioned.

PennTex Midstream Partners, LLC

By:
Name:	Steven R. Jones
Title:	Chief Financial Officer

PennTex Midstream Management Company, LLC

By:
Name:
Title:

PennTex Midstream GP, LLC

By:
Name:	Steven R. Jones
Title:	Chief Financial Officer

PennTex Midstream Partners, LP

By: PennTex Midstream GP, LLC, its general partner

By:
Name:	Steven R. Jones
Title:	Chief Financial Officer

Signature Page to Services and Secondment Agreement

SCHEDULE 5.1(a)

General and Administrative Services Provided by Development

(i)	Executive services of employees of the General Partner who devote less than 50% of their business time to the business and affairs of the Partnership Group

(ii)	Financial and administrative services (including treasury and accounting)

(iii)	Information technology

(iv)	Legal services

(v)	Health, safety and environmental services

(vi)	Human resources services

(vii)	Business development services

(viii)	Investor relations and government relations

(ix)	Tax matters

(x)	Insurance administration

Schedule 5.1(a)

EXHIBIT A

Definitions

“Admin” has the meaning set forth in the preamble to this Agreement.

“Administrative Fee” has the meaning set forth in Section 5.1(b).

“Affiliate” means, with respect to any Person, (a) any other Person directly or indirectly Controlling, Controlled By or under common control with such Person, (b) any Person owning or controlling fifty percent (50%) or more of the voting interests of such Person, (c) any officer or director of such Person, or (d) any Person who is the officer, director, trustee, or holder of fifty percent (50%) or more of the voting interest of any Person described in clauses (a) through (c). For purposes of this definition, the term “controls,” “is controlled by” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Securities, by contract or otherwise. For purposes of this Agreement, no Partnership Group Member shall be deemed to be an Affiliate of Development or Admin nor shall Development or Admin be deemed to be an Affiliate of any Partnership Group Member or of each other.

“Agreement” shall mean this Services and Secondment Agreement, including all Exhibits, Schedules and amendments to this Agreement.

“Applicable Law” means all statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals and rules of common law of each Governmental Authority having jurisdiction over the Parties, including Environmental Laws, all health, building, fire, safety and other codes, ordinances and requirements, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree, judgment or settlement; in each case, as applicable to any Party or the Assets.

“Assets” has the meaning set forth in the Recitals to this Agreement.

“Allocation Percentage” has the meaning set forth in Section 3.4.

“Benefit Plans” means each employee benefit plan, as defined in Section 3(3) of ERISA, and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any Provided Personnel (or to any dependent or beneficiary thereof), including, without limitation, any equity-based compensation, bonus or incentive compensation, deferred compensation, profit sharing, holiday, cafeteria, medical, disability or other employee benefit plan, program, policy, agreement or arrangement sponsored, maintained, or contributed to by Admin or any of its ERISA Affiliates, or under which Admin or any of its ERISA Affiliates may have any obligation or liability, whether actual or contingent, in respect of or for the benefit of any Provided Personnel.

“Claims” has the meaning set forth in Section 7.1.

“Control” (including with correlative meaning, the term “Controlled by”) means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of a majority of the Voting Securities, by contract or otherwise.

Exhibit A-1

“Development” has the meaning set forth in the preamble to this Agreement.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to (a) pollution or protection of human health, natural resources, wildlife and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other environmental conservation and protection laws and the regulations promulgated pursuant thereto, and any state or local counterparts, each as amended from time to time, and (b) the generation, manufacture, processing, distribution, use, treatment, storage, transport, or handling of any hazardous wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would be treated as a single employer with an Operator under Sections 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“General Partner” has the meaning set forth in the preamble to this Agreement.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Indemnified Party” or “Indemnified Parties” has the meaning set forth in Section 7.1.

“Indemnifying Party” has the meaning set forth in Section 7.2(a).

“Interest Rate” means the lesser of (i) two percent (2%) over the one month London Interbank Offered Rate (LIBOR) prevailing during the period in question, and (ii) the maximum rate permitted by Applicable Law.

“Midstream Operating” has the meaning set forth in the Recitals to this Agreement.

“Mt. Olive Commencement Month” means the calendar month in which the Mt. Olive Plant commences commercial operations.

“Mt. Olive Plant” means that certain gas processing plant being constructed by the Partnership and its Affiliates and located at 155 LP&L Road-PVT, Ruston, Louisiana.

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of [●], 2015, by and among the Partnership, the General Partner and Development.

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Partnership Change of Control” means Development ceases to Control the General Partner.

“Partnership Group” means the General Partner, the Partnership and all of the Partnership’s Subsidiaries, treated as a single consolidated entity.

“Partnership Group Member” means any member of the Partnership Group.

Exhibit A-2

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“PennTex Operating” has the meaning set forth in the Recitals to this Agreement.

“Period of Secondment” has the meaning set forth in Section 2.2.

“Person” means any individual or any partnership, corporation, limited liability company, trust, or other legal entity.

“Personnel Services” has the meaning set forth in Section 2.1.

“Producer Price Index” shall have the meaning ascribed to the term “PPI,” as published by the United States Bureau of Labor Statistics.

“Provided Personnel” has the meaning set forth in Section 2.1.

“Provided Personnel Expenses” has the meaning set forth in Section 3.2.

“Provided Personnel Schedule” has the meaning set forth in Section 2.1.

“Seconding Affiliate” has the meaning set forth in Section 2.2.

“Secondment” means each assignment of any Provided Personnel to the General Partner from Admin or its applicable Seconding Affiliate in accordance with the terms of this Agreement.

“Services Reimbursement” has the meaning set forth in Section 3.1.

“Shared Provided Personnel” has the meaning set forth in Section 2.2.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, Controls such partnership on the date of determination, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors, managers or other governing body of such Person.

“Voting Securities” of a Person means securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person; provided that, if such Person is a limited partnership, Voting Securities of such Person shall be the general partner interest in such Person.

Exhibit A-3

EXHIBIT B

Provided Personnel

In reference to that certain Services and Secondment Agreement, dated as of [●], 2015 (the “Secondment Agreement;” terms with initial capital letters used but not defined herein shall have the meanings ascribed to such terms in the Secondment Agreement), among PennTex Midstream Partners, LLC, a Delaware limited liability company, PennTex Midstream Management Company, LLC, a Delaware limited liability company, PennTex Midstream GP, LLC, a Delaware limited liability company, and PennTex Midstream Partners, LP, a Delaware limited partnership.

Company	Name of Provided Personnel	Title and Job Functions

Exhibit B-1

EXHIBIT C

Addition/Removal/Change of Responsibility of Provided Personnel Form

In reference to that certain Services and Secondment Agreement, dated [•], 2015 (the “Secondment Agreement;” terms with initial capital letters used but not defined herein shall have the meanings ascribed to such terms in the Secondment Agreement), among PennTex Midstream Partners, LLC, a Delaware limited liability company, PennTex Midstream Management Company, LLC, a Delaware limited liability company (“Admin”), PennTex Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), and PennTex Midstream Partners, LP, a Delaware limited partnership.

In accordance with Section 2.1 of the Secondment Agreement, Admin and the General Partner hereto wish to add remove, or change the responsibilities of the following individual or individuals to the Provided Personnel Schedule (all information must be filled in for this form to be valid):

Provided Personnel

Company	Name of Provided Personnel	Title and Job Functions

PENNTEX MIDSTREAM GP, LLC

By:
Name:
Title:

PENNTEX MIDSTREAM MANAGEMENT COMPANY, LLC

By:
Name:
Title:

Exhibit C-1